For Immediate Release: July 10, 2018
Julius Buchanan / Joseph Kuo
Haven Tower Group LLC
424-652-6520, ext. 114 / 424-652-6520, ext. 101
jbuchanan@haventower.com or jkuo@haventower.com

Griffin Capital Essential Asset REIT II Reports Increase in NAV

El Segundo, Calif. (July 10, 2018) – Griffin Capital Essential Asset REIT II, Inc. (the “REIT”), a publicly registered non-traded REIT, disclosed updated net asset values from the month of June for all of its classes of shares of common stock, in a filing with the Securities and Exchange Commission. These increases align with the REIT’s core objective to consistently add value for shareholders.
As of June 30, 2018, the REIT reported the following:

•
Class A (Ticker: ZGEAAX) [1], Class AA (Ticker: ZGEAQX)[1], Class AAA (ZGEAPX)[1] all reported a net asset value per share of $9.61—an increase of approximately 1.5% since their September 20, 2017 net asset value of $9.47.

•	Class I shares (Ticker: ZGEAIX)[1] reported a net asset value per share of $9.64—an increase of approximately 1.8% since the September 20, 2017 net asset value of $9.47.

•	Class T shares (Ticker: ZGEATX)[1] reported a net asset value per share of $9.66—an increase of 2.0% since the September 20, 2017 net asset value of $9.47.

•	Class S shares (Ticker: ZGEASX)[1] have a net asset value per share of $9.65—an increase of 1.9% since the September 20, 2017 net asset value of $9.47.
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•	Class D shares (Ticker: ZGEADX)[1] reported a net asset value per share of $9.64—an increase of approximately 1.8% since the September 20, 2017 net asset value of $9.47

The steady growth in the NAV was largely attributable to the robust fundamentals inherent in the REIT’s underlying real estate portfolio including a weighted average remaining lease duration of approximately 10 years, fortified by cash flow that is over 82% attributable to tenants with an investment grade credit rating2 and contractual annual rental rate increases of over 2%.
In addition to the share price increases, the REIT has also reported 40+ months of consistent cash distributions3 at an annualized rate of $.55 per share before adjustments for class-specific expenses. The consistent distributions3 from the REIT reflect the solid performance since inception and a testament to the durable nature of the real estate portfolio cash flow. During the first half of 2018, the REIT refinanced $250 million of its floating rate debt with 10-year, fixed rate debt to mitigate any future interest rate volatility. Pursuant to this refinancing the REIT’s debt currently consists of over 97% fixed rate financing, further bolstering the predictability of the REIT’s cash flow.
To learn more about Griffin Capital Essential Asset REIT II, please visit
https://www.griffincapital.com/griffin-capital-essential-asset-reit-ii

About Griffin Capital Essential Asset REIT II
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT focused on acquiring a portfolio consisting primarily of single tenant business essential properties throughout the United States, diversified by corporate credit, physical geography, product type, and lease duration. As of June 30, 2018, Griffin Capital Essential Asset REIT II, Inc. has acquired 35 office and industrial buildings totaling approximately 7.3 million rentable square feet and asset acquisition value of approximately $1.1 billion. Griffin Capital Essential Asset REIT II, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital Company, LLC.

About Griffin Capital Company, LLC
Griffin Capital Company, LLC ("Griffin Capital") is a leading alternative investment asset manager with $10.50 billion* in assets under management. Founded in 1995, the privately held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued at over $22.0 billion.

The firm manages, sponsors or co-sponsors a suite of carefully curated, institutional quality investment solutions distributed by Griffin Capital Securities, LLC to retail investors through a community of partners, including independent and insurance broker-dealers, wirehouses, registered investment advisory firms and the financial advisors who work with these enterprises. Additional information is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures. As of June 30, 2018.

1.
Shares are not traded on an exchange and the NASDAQ symbol is for reporting purposes only. Daily NAV for each share class can be found on our website at www.griffincapital.com. We reserve the right to reallocate the shares of common stock we are offering between our primary offering and our distribution reinvestment plan, and reallocate shares among classes of common stock.

2.
By “investment grade” we mean that we intend to invest in properties leased to blue chip tenants and/ or companies with investment grade credit ratings. There is no guarantee all of our properties will be leased to blue chip tenants or companies with investment grade credit ratings. Blue chip companies are well-known publicly traded companies that typically make up the Dow Jones Industrial Average or the S&P 500 Index. Blue chip and investment grade descriptions are those of either tenants and/ or guarantors with investment grade credit ratings or whose non-guarantor parent companies have investment grade credit ratings or what management believes are generally equivalent ratings.

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3.	Distributions are approved by the board of directors quarterly and may come from sources other than cash flow from operations. Distributions are not guaranteed.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the "SEC"). This is neither an offer nor a solicitation to purchase securities.

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